Exhibit 99.1

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING TO ACQUIRE COMPETITION POLICY ASSOCIATES, INC.

Highly Regarded Economic Consulting Firm Expands FTI’s Expertise in Antitrust,

Mergers & Acquisitions and Regulation

ANNAPOLIS, MD, November 21, 2005—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it has reached agreement to acquire Competition Policy Associates, Inc (“COMPASS”). The acquisition, which is valued at approximately $70.0 million, is subject to customary closing conditions and is expected to be completed in early January, 2006.

The firm, rated one of the top competition economics consulting firms in the world, with offices in Washington, D.C. and San Francisco, was founded by Directors Robert Willig, Janusz Ordover, Meg Guerin-Calvert, Jon Orszag and Peter Orszag. COMPASS’ practice involves sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the US, Europe and the Pacific Rim. Three of its Directors were ranked in the list of the top 16 competition economists in the world in Global Competition Review.

Commenting on the acquisition, Chairman Dennis Shaughnessy and President and CEO Jack Dunn said, “From a tactical standpoint, COMPASS presents a tremendous complement to our existing economic consulting practice. The addition of its depth and breadth in the antitrust, merger/acquisition, regulatory, healthcare and financial arenas are entirely consistent with our core value of strengthening and adding to the arsenal of ‘gold standard’ verticals we can bring to bear on behalf of our clients. From a strategic standpoint, the addition of Janusz, Bobby, Jon, Meg and Peter and their team provides a wonderful opportunity to bridge many of our services, on a very cost effective basis, into Europe and beyond. Their reputations and contacts, in conjunction with those of our Lexecon experts, will expand FTI’s foothold in a rapidly expanding and, we believe, highly receptive market. We welcome their commitment to FTI’s great future.”

Ms. Guerin-Calvert, President of COMPASS, said, “It is with tremendous excitement that we have agreed to become part of FTI. The opportunity to work with other well-respected economists at FTI, coupled with the ability to collaborate with FTI’s Corporate Finance and Forensic and Litigation business units, will enable us to expand the scope and depth of services that we provide, and to become an integral part of a company that we believe is uniquely positioned to serve the leading law firms, both internationally and domestically, and Fortune 500 companies that comprise our client base.”

The purchase price comprises approximately $47.0 million of cash plus approximately $23.0 million in shares of FTI common stock, or approximately 6.3 times its estimated earnings before interest, taxes, depreciation and amortization for its unaudited year ending December 31, 2005. COMPASS is estimating revenues for 2005 of approximately $22.0 million. The cash portion of the purchase price will be financed by FTI from cash on hand. Assuming completion by January 2, 2006, the acquisition is expected to be additive to FTI’s earnings per share for 2006 by approximately $0.04 to $0.08 per share, net of the effect of rapid amortization of intangible assets, and before any effect under FASB 123 (R) (which, as previously announced, FTI will adopt as of January 1, 2006) of the issuance of stock options in connection with the employment agreements with the key principals.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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